Exhibit 10.1

FOURTH AMENDMENT AGREEMENT

This FOURTH AMENDMENT AGREEMENT (this “Amendment”) is made as of the 18th day of February, 2020 among:

            (a)        BEL FUSE INC., a New Jersey corporation (the “Borrower”);

            (b)        the Lenders, as defined in the Credit Agreement, as hereinafter defined; and

  (c)        KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under the Credit Agreement (the “Administrative Agent”).

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit and Security Agreement, dated June 19, 2014, as amended and restated as of June 30, 2014, that provides, among other things, for loans and letters of credit upon certain terms and conditions (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend the Credit Agreement to modify certain provisions thereof and add certain provisions thereto;

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and

WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Administrative Agent and the Lenders agree as follows:

   1.        Amendment to Definitions in the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Applicable Commitment Fee Rate”, “Applicable Margin” and “Fixed Charge Coverage Ratio” therefrom and to insert in place thereof, respectively, the following:

       “Applicable Commitment Fee Rate” means:

(a)        for the period from the Fourth Amendment Effective Date through March 31, 2020, thirty-five (35.00) basis points; and

(b)        commencing with the Consolidated financial statements of the Borrower for the fiscal year ending December 31, 2019, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on April 1, 2020 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 3.50 to 1.00	50.00 basis points
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	35.00 basis points
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	30.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	27.50 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	25.00 basis points
Less than 1.50 to 1.00	20.00 basis points

After April 1, 2020, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate.  The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

(a)        for the period from the Fourth Amendment Effective Date through March 31, 2020, two hundred twenty-five (225.00) basis points for Eurodollar Loans and one hundred twenty-five (125.00) basis points for Base Rate Loans; and

(b)        commencing with the Consolidated financial statements of the Borrower for the fiscal year ending December 31, 2019, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on April 1, 2020 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 4.00 to 1.00	325.00	225.00
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	275.00	175.00
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	225.00	125.00
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	200.00	100.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	175.00	75.00
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	150.00	50.00
Less than 1.50 to 1.00	137.50	37.50

After April 1, 2020, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate.  The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; by (b) 1.00 minus the Reserve Percentage.  Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges; provided that, for purposes of calculating the Fixed Charge Coverage Ratio, (i) Consolidated Fixed Charges shall be calculated without giving effect to subpart (c) of the definition thereof for the fiscal quarters of the Borrower ending March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, and (ii) subpart (c) of the definition of Consolidated Fixed Charges shall be calculated (A) for the most recently completed fiscal quarter for the fiscal quarter of the Borrower ending March 31, 2021, (B) for the most recently completed two fiscal quarters for the fiscal quarter of the Borrower ending June 30, 2021, and (C) for the most recently completed three fiscal quarters for the fiscal quarter of the Borrower ending September 30, 2021.

2.         Additions to Definitions in the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions thereto:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for Dollar-denominated syndicated credit facilities at such time, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(a)        a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the United States Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate or a Relevant Governmental Body announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date, and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication), and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 3.6 hereof, and (b) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 3.6 hereof.

                        “Early Opt-in Election” means the occurrence of:

(a)        a determination by the Administrative Agent that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.6 hereof are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and

(b)        the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

                        “Fourth Amendment Effective Date” means February 18, 2020.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

            “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

            “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

            3.         Addition to Additional Provisions Relating to Eurodollar Loans; Increased Capital; Taxes.  Article III of the Credit Agreement is hereby amended to add Section 3.6 at the end thereof:

Section 3.6.  Effect of Benchmark Transition Event.

(a)        Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred, or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 3.6.  Notwithstanding the requirements of Section 11.3 hereof or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.  No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section 3.6 will occur prior to the applicable Benchmark Transition Start Date.

(b)        Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)        Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.6, including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(d)       Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period, the components of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

(e)        Eurodollar Rate Notification.  The interest rate on Eurodollar Loans is determined by reference to LIBOR, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 3.6, this Section 3.6 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to this Section 3.6, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate”, or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.6, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or has the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

            4.         Amendment to Leverage Ratio Financial Covenant.  Section 5.7 of the Credit Agreement is hereby amended to delete subsection (a) therefrom and to insert in place thereof the following:

(a)        Leverage Ratio.  The Borrower shall not suffer or permit at any time the Leverage Ratio to exceed (i) 5.00 to 1.00 on March 31, 2020 through September 29, 2020, (ii) 4.75 to 1.00 on September 30, 2020 through December 30, 2020, (iii) 4.00 to 1.00 on December 31, 2020 through March 30, 2021, (iv) 3.25 to 1.00 on March 31, 2021 through June 29, 2021, and (v) 3.00 to 1.00 on June 30, 2021 and thereafter (or 3.75 to 1.00 during any Leverage Ratio Step-Up Period); provided that, if, at any time, the Borrower receives net proceeds in an amount greater than or equal to Fifty Million Dollars ($50,000,000) in connection with an equity offering, the Leverage Ratio covenant set forth in this Section 5.7(a) shall automatically step-down to (and remain at) 3.00 to 1.00 (or, if applicable, 3.75 to 1.00 during any Leverage Step-Up Period).

            5.         Retroactive Amendment to Fixed Charge Coverage Ratio Financial Covenant.  Section 5.7 of the Credit Agreement is hereby retroactively amended, effective as of December 30, 2019, to delete subsection (b) therefrom and to insert in place thereof the following:

(b)        Fixed Charge Coverage Ratio.  The Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than (i) 1.15 to 1.00 on December 31, 2019 through March 30, 2020, (ii) 1.00 to 1.00 on March 31, 2020 through June 29, 2020, (iii) 1.05 to 1.00 on June 30, 2020 through September 29, 2020, (iv) 1.10 to 1.00 on September 30, 2020 through December 30, 2020, (v) 1.15 to 1.00 on December 31, 2020 through March 30, 2021, and (vi) 1.25 to 1.00 on March 31, 2021 and thereafter.

     6.        Amendment to Acquisitions Covenant Provisions.  Section 5.13 of the Credit Agreement is hereby amended to delete the subpart (c)(viii) therefrom and to insert in place thereof the following:

(viii)     (a) the Leverage Ratio, as of the most recently delivered Compliance Certificate required to be delivered pursuant to Section 5.3(c) hereof, and both prior to and after giving pro forma effect to such Acquisition, is less than 3.00 to 1.00, and (b) the Fixed Charge Coverage Ratio, as of the most recently delivered Compliance Certificate required to be delivered pursuant to Section 5.3(c) hereof, and both prior to and after giving pro forma effect to such Acquisition, is greater than 1.25 to 1.00;

      7.        Amendment to Restricted Payment Covenant Provisions.  Article V of the Credit Agreement is hereby amended to delete Section 5.15 therefrom and to insert in place thereof the following:

Section 5.15.  Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist:

(a)        the Companies may make Capital Distributions, other than Capital Distributions in respect of the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of any Company; and

(b)        the Companies may make Capital Distributions in respect of the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of any Company so long as (i) the Leverage Ratio, as of the most recently delivered Compliance Certificate required to be delivered pursuant to Section 5.3(c) hereof, and both prior to and after giving pro forma effect to such share repurchase, is less than 3.00 to 1.00, and (ii) the Fixed Charge Coverage Ratio, as of the most recently delivered Compliance Certificate required to be delivered pursuant to Section 5.3(c) hereof, and both prior to and after giving pro forma effect to such share repurchase, is greater than 1.25 to 1.00; provided that the Companies may make Capital Distributions in respect of the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of any Company in an aggregate amount not to exceed Three Million Dollars ($3,000,000) so long as (A) the Borrower has, after the Fourth Amendment Effective Date but prior to the making of such Capital Distribution, repatriated cash from Foreign Subsidiaries in an aggregate amount at least equal to the amount of such Capital Distribution, and (B) the Leverage Ratio, both prior to and after giving pro forma effect to such Capital Distribution, is less than 3.50 to 1.00.

            8.         Addition to Covenants.  Article V of the Credit Agreement is hereby amended to add the following new Section 5.30 at the end thereof:

Section 5.30.  Beneficial Ownership.  Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

            9.         Addition to Representations and Warranties.  Article VI of the Credit Agreement is hereby amended to add the following new Section 6.23 at the end thereof:

Section 6.23.  Beneficial Ownership.  The information included in each Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.

            10.      Amendment to Amendments, Waivers and Consents Provisions.  Section 11.3 of the Credit Agreement is hereby amended to delete subpart (a) therefrom and to insert in place thereof the following

(a)        General Rule.  Except as set forth in Section 3.6 hereof, no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            11.       Addition to Miscellaneous Provisions.  Article XI of the Credit Agreement is hereby amended to add the following new Section 11.23 at the end thereof:

Section 11.23.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)        As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.       Closing Deliveries.  Concurrently with the execution of this Amendment, the Borrower shall:

            (a)        make a voluntary prepayment on the Term Loan in an aggregate amount of Eight Million One Hundred Seventy-Eight Thousand Five Hundred Forty-Two and 45/100 Dollars ($8,178,542.45), such amount to be applied to the next occurring successive principal payments on the Term Loan;

            (b)        pay the fees as set forth in that certain Fourth Amendment Fee Letter dated as of January 27, 2020, to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as applicable;

            (c)        cause each Guarantor of Payment to execute the attached Guarantor Acknowledgment and Agreement; and

            (d)       pay all legal fees and expenses of the Administrative Agent in connection with this Amendment and any other Loan Documents.

       13.       Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the Organizational Documents of the Borrower or any law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower; (d) no Default or Event of Default exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) each of the representations and warranties contained in the Loan Documents is true and correct in all material respects as of the Fourth Amendment Effective Date as if made on the Fourth Amendment Effective Date, except to the extent that any such representation or warranty expressly states that it relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date); (f) the Borrower is not aware of any claim or offset against, or defense or counterclaim to, the Borrower’s obligations or liabilities under the Credit Agreement or any other Related Writing; and (g) this Amendment constitutes a valid and binding obligation of the Borrower in every respect, enforceable in accordance with its terms.

       14.       Waiver and Release.  The Borrower, by signing below, hereby waives and releases the Administrative Agent, and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

      15.       References to Credit Agreement and Ratification.  Each reference to the Credit Agreement that is made in the Credit Agreement or any other Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.

      16.       Counterparts.  This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

       17.       Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

     18.       Severability.  Any provision of this Amendment that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

       19.       Governing Law.  The rights and obligations of all parties hereto shall be governed by the laws of the State of New York.

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4845-5581-5600.4

JURY TRIAL WAIVER.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

BEL FUSE INC. By:/s/ Craig Brosious Craig Brosious Vice President of Finance
KEYBANK NATIONAL ASSOCIATION as the Administrative Agent and as a Lender By: /s/ David A. Wild David A. Wild Senior Vice President

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Fourth Amendment Agreement

BANK OF AMERICA, N.A. By: /s/ Laura H. McAulay Name: Laura H. McAulay Title: Senior Vice President

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Fourth Amendment Agreement

M&T BANK By: /s/ Vito M. Ferrone Vito M. Ferrone Vice President

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Fourth Amendment Agreement

PNC BANK, NATIONAL ASSOCIATION By:/s/ Melinda DiBenedetto Name: Melinda DiBenedetto Title: Vice President

Signature Page to
Fourth Amendment Agreement

HSBC BANK USA, NATIONAL ASSOCIATION By: /s/ Peter Durichko Name: Peter Durichko Title: Vice President

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Fourth Amendment Agreement

SANTANDER BANK, N.A. By: /s/ Bruce H. Stanwood Name: Bruce H. Stanwood Title: Senior Vice President

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Fourth Amendment Agreement

BBVA USA, an Alabama banking corporation f/k/a Compass Bank By: /s/ Cameron D. Gateman Name: Cameron D. Gateman Title: Senior Vice President

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Fourth Amendment Agreement

TD BANK, N.A. By: /s/ Robert C. Lemaire Name: Robert C. Lemaire Title: Team Leader, SVP

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Fourth Amendment Agreement

GUARANTOR ACKNOWLEDGMENT AND AGREEMENT

            The undersigned consent and agree to and acknowledge the terms of the foregoing Fourth Amendment Agreement dated as of February 18, 2020.  The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned are hereby ratified and shall remain in full force and effect and be unaffected hereby.

            The undersigned hereby waive and release the Administrative Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of any kind or nature, absolute and contingent, of which the undersigned are aware or should be aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

            JURY TRIAL WAIVER.  THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTOR ACKNOWLEDGMENT AND AGREEMENT, THE AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

BEL CONNECTOR INC.

BEL POWER SOLUTIONS INC.

BEL TRANSFORMER INC.

BEL WORKSOP LLC

BEL VENTURES INC.

CINCH CONNECTORS, INC.

CONNECTOR OWNERSHIP LLC

CINCH CONNECTIVITY SOLUTIONS INC.

STRATOS INTERNATIONAL, LLC

STRATOS LIGHTWAVE LLC

STRATOS LIGHTWAVE-FLORIDA LLC

TROMPETER ELECTRONICS, INC.

By: /s/ Craig Brosious

      Craig Brosious

      Treasurer and Secretary

Signature Page to
Guarantor Acknowledgment and Agreement